Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1, Amendment No. 1, and in the regulatory applications filed by Melrose Cooperative Bank (the “Bank”) with the Massachusetts Commissioner of Bank and the Federal Deposit Insurance Corporation in connection with the Bank’s proposed mutual to stock conversion, and the holding company application filed with the Federal Reserve Board by Melrose Bancorp, Inc. (collectively, the “Regulatory Applications”), of our report dated March 4, 2014, on the consolidated financial statements of Melrose Cooperative Bank and Subsidiary as of December 31, 2013 and 2012, and for the years then ended, appearing in the Prospectus, which is a part of this Registration Statement on Form S-l, Amendment No. 1, and the Regulatory Applications. We further consent to the reference to us under the heading “Experts” in such Prospectus.

/s/SHATSWELL, MacLEOD & COMPANY, P.C.
SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts

June 2, 2014